Exhibit 99.1

Inpixon Announces Extension of Rights Offering Period to January 11, 2019

PALO ALTO, Calif., Dec. 21, 2018 -- Inpixon (Nasdaq:INPX) (the “Company"), a leading indoor positioning and data analytics company, announced today that it has completed the initial rights offering period and will be extending the subscription period until 5:00 PM Eastern time on January 11, 2019.

All record holders of rights that wish to participate in the rights offering must deliver a properly completed and signed subscription rights statement, together with payment of the subscription price for both basic subscription rights and any over subscription privilege election for delivery no later than 5:00 PM Eastern Time on January 11, 2019 to the Subscription Agent:

By mail:	By hand or overnight courier:
Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0693 (888) 789-8409 (toll free)	Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, New York 11717 (888) 789-8409 (toll free)

Under the rights offering, Inpixon distributed one non-transferable subscription right for each share of common stock, preferred stock and each participating warrant (on an as-if-converted-to-common-stock basis) held on the record date. The subscription rights are exercisable for up to an aggregate of $10.0 million of units, subject to increase at the discretion of the Company, with aggregate participation to be allocated among holders, subject to certain participation rights, on a pro rata basis if in excess of that threshold.

Each right entitles the holder to purchase one unit, at a subscription price of $1,000 per unit, consisting of one share of Series 5 Convertible Preferred Stock with a stated value of $1,000 (and immediately convertible into shares of Inpixon’s common stock at a conversion price of $5.00 per share) and 200 warrants to purchase Inpixon’s common stock with an exercise price of $5.00 per share. The warrants will be exercisable for 5 years after the date of issuance. Inpixon has applied to list the warrants on the Nasdaq Capital Market, although there is no assurance that a sufficient number of subscription rights will be exercised so that the warrants will meet the minimum listing criteria to be accepted for listing on the Nasdaq Capital Market under the symbol "INPXW."

Holders who fully exercise their basic subscription rights will be entitled, if available, to subscribe for an additional amount of units that are not purchased by other holders, on a pro rata basis and subject to the $10.0 million aggregate offering threshold and other ownership limitations. The subscription rights are non-transferable and may only be exercised during the anticipated subscription period which opened on Friday, December 7, 2018 and now expires at 5:00 PM ET on January 11, 2019, unless extended.

Inpixon has engaged Maxim Group LLC as dealer-manager for the rights offering. Questions about the rights offering or requests for the prospectus supplement and accompanying prospectus may be directed to Broadridge Corporate Issuer Solutions, Inc., Inpixon’s information and subscription agent for the rights offering, by calling (888) 789-8409 (toll-free); or to Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention: Syndicate Department, email: syndicate@maximgrp.com or telephone: (212) 895-3745.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A registration statement on Form S-3 relating to these securities has been filed by the Company with the SEC. The rights offering will only be made by means of a prospectus supplement and accompanying prospectus. A prospectus supplement relating to and describing the proposed terms of the rights offering has been filed with the SEC as a part of the registration statement and is available on the SEC’s web site.

About Inpixon

Inpixon (INPX) is a leader in Indoor Positioning Analytics (IPA). Inpixon IPA Sensors are designed to find all accessible cellular, Wi-Fi, and Bluetooth devices anonymously. Paired with a high-performance data analytics platform, this technology delivers visibility, security, and business intelligence on any commercial or government location worldwide. Inpixon’s products and professional services group help customers take advantage of mobile, big data, analytics, and the Internet of Things (IoT) to uncover the untold stories of the indoors. For the latest insight on IPA, follow Inpixon on LinkedIn, @InpixonHQ on Twitter, and visit inpixon.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Act, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Inpixon and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the exercise of the rights being offered pursuant to the rights offering, the completion of the rights offering, fluctuation of global economic conditions, the performance of management and employees, Inpixon’s ability to obtain financing, competition, general economic conditions and other factors that are detailed in Inpixon’s periodic and current reports available for review at sec.gov. Furthermore, Inpixon operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Inpixon disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Contact

Inpixon Investor Relations:

CORE IR

Scott Arnold, Managing Director

+1 516-222-2560

www.coreir.com